Exhibit 99.1

Finch Therapeutics Announces Workforce Restructuring to Focus Resources on Key Development Programs

SOMERVILLE, Mass., April 19, 2022 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch” or “Finch Therapeutics”) (Nasdaq: FNCH), a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs, today announced plans to reduce its workforce by approximately 20%. This workforce reduction will allow the company to focus its financial resources on its recurrent C. difficile infection (CDI) and autism spectrum disorder (ASD) development programs, two wholly-owned programs that Finch is prioritizing, along with its Takeda-partnered work in inflammatory bowel disease (IBD). Finch plans to provide guidance on the expected extension of the Company’s cash runway as a result of the restructuring when it reports its first quarter 2022 results.

“We are deeply grateful to the impacted team members for their many contributions to Finch’s mission and this new field of medicine,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “This was a difficult decision; however, we believe this decision will put us in a stronger financial position to execute upon our strategic priorities and continue to deliver on our mission to harness the microbiome to serve patients and their families.”

This workforce reduction follows Finch’s recent announcement that it has paused its chronic hepatitis B program and the announcement of a clinical hold by the FDA on its investigational new drug application for CP101 and associated delays to Finch’s recurrent CDI and ASD programs. In response to the clinical hold, which is related to Finch’s SARS-CoV-2 donor screening protocols and associated informed consent language, Finch recently submitted a complete response to the FDA and is awaiting feedback.

About Finch Therapeutics

Finch Therapeutics is a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs. With the capabilities to develop both complete and targeted microbiome therapeutics, Finch is advancing a rich pipeline of candidates designed to address a wide range of unmet medical needs. Finch’s lead candidate, CP101, is in late-stage clinical development for the prevention of recurrent C. difficile infection (CDI) and has received Breakthrough Therapy and Fast Track designations from the U.S. Food and Drug Administration (FDA). The investigational new drug application for CP101 is on clinical hold while Finch awaits feedback from the FDA on the complete response letter that the company recently submitted related to its SARS-CoV-2 donor screening protocols and associated informed consent language. Finch is also developing FIN-211 for children with autism spectrum disorder and significant gastrointestinal symptoms. Finch has a partnership with Takeda focused on the development of targeted microbiome therapeutics for inflammatory bowel disease.

Human-First Discovery® is a registered trademark of Finch Therapeutics Group, Inc.

Forward-Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as

amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the timing associated with Finch’s reduction in force; the likelihood that the clinical hold will be lifted and timing of any such resolution; Finch’s communication plans with the FDA related to the clinical hold and the timing for receiving written correspondence from the FDA; Finch’s ability to realign its financial resources on the development of its CDI and ASD programs and to execute on its strategic priorities, including the development of its lead product CP101. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Finch’s ability to successfully implement the workforce reduction; the impact of the workforce reduction on Finch’s business; the risk that the Company may not be able to address the FDA’s concerns regarding SARS-CoV-2 testing protocols quickly or at all; and Finch’s ability to successfully develop a novel class of orally administered biological drugs and its dependence on the success of its lead product candidate, CP101, including its ability to resolve the FDA clinical hold on Finch’s investigational new drug application for CP101. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 31, 2022, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Stephen Jasper
Gilmartin Group
(858) 525-2047
stephen@gilmartinir.com

Media Contact:
Jenna Urban
Berry & Company Public Relations
(212) 253-8881
jurban@berrypr.com